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Exhibit 10(c)

SEPARATION AGREEMENT

        This Separation Agreement (this "Agreement") is made on May 29, 2002, by and between Les Biller (the "Executive") and Wells Fargo & Company (the "Company").

        1.    Change of Position.    The Executive and the Company agree that the Executive's position as an officer and director with the Company shall terminate effective as of September 30, 2002, or such earlier or later date prior to December 31, 2002 as may be reasonably requested by the Chief Executive Officer of the Company (the "Position Change Date"). The Executive agrees to resign, effective as of the Position Change Date, as Vice Chairman and Chief Operating Officer of the Company and as a member of the Board of Directors of the Company, and except as provided in Section 2, from all other positions, titles, duties, authorities and responsibilities with the Company and its affiliates.

        2.    Payments and Other Benefits.    (a) From the date hereof until March 31, 2003, the Executive shall continue as an employee of the Company at the annual salary payable to the Executive as of the date hereof. The Executive shall continue to be treated as an employee of the company until the close of business on March 31, 2003 for purposes of determining amounts and benefits under all the Company's benefit plans, including, without limitation, pension (for purposes of both age and service), retiree medical, defined contribution plans, stock options and other retiree or active benefits. The Executive shall retire as an employee of the Company at the close of business on March 31,2003.

  (b)
  Within 5 days following the Position Change Date, the Company shall pay the Executive, by wire transfer to an account designated by the Executive, the sum of (x) three million three hundred and seventy-five thousand dollars ($3,375,000), representing a pro rata annual bonus for calendar year 2002 and (y) $375,000 for each month (or portion thereof) after September 30, 2002 that the Position Change Date occurs. This payment shall be treated as compensation for purposes of the Company's qualified and nonqualified defined contribution plans.

  (c)
  For the period from the date hereof through March 31, 2003, the Company shall continue to provide the Executive with all benefits, including perquisites, currently provided to the Executive.

  (d)
  Commencing on April 1, 2003 (the "Commencement Date"), the Executive shall be entitled to a pension payable by the Company at an annual rate of $1,500,000 for his life, with a survivor annuity payable to his current spouse for her life at an annual rate of $1,500,000 until March 31, 2013 and an annual rate of $750,000 thereafter, in each case payable in equal monthly installments. If the Executive dies before the Commencement Date, his current spouse shall be entitled to an annuity payable by the Company for her life at an annual rate of $1,500,000 until March 31, 2013 and thereafter at an annual rate of $750,000, payable in equal monthly installments. Amounts payable to the Executive and his current spouse pursuant to this Section 2(d) shall include all amounts payable to them pursuant to the Company's defined qualified and nonqualified pension plans, including the Cash Balance Plans.

  (e)
  The Company agrees to continue to provide the Executive at the Company's cost with (x) the use of an office and the provision of secretarial assistance, and (y) the use of a car and driver, in each case until the Executive finds new permanent employment or if earlier, March 31, 2005, in each case on a level consistent with that provided as of the date hereof.

  (f)
  In the event the Executive dies after the date hereof but prior to the Commencement Date, the Executive's estate, or the Executive's designated beneficiary as provided in any plan document, shall be entitled to the amounts and benefits set forth in Section 2(a), Section 2(b), and Section 2(g), except all options held by the Executive shall be vested and exercisable immediately upon the Executive's death and the term shall be for one year after the

    Executive's death or such longer period as may be provided by the plan pursuant to which the options were granted, including any revisions to the plan made subsequent to this date which are positive to the executive and which may be allowed under the applicable rules and regulations which would not result in variable accounting treatment to the Company. In the event the Executive dies after the date hereof but prior to the Commencement Date, the Executive's current spouse shall be entitled to the payments set forth in the second and third sentences of Section 2(d).

  (g)
  The Company agrees that subject to Section 2(f) all of the Executive's stock options shall become immediately exercisable and vested immediately prior to the Commencement Date, as a result of retirement at age 55 with 15 years of service and that all such stock options shall remain exercisable until the earlier of the tenth anniversary of their date of grant, or one year after the Executive's death or such longer period as may be provided by the plan pursuant to which the options were granted, including any revisions to the plan made subsequent to this date which are positive to the executive and which may be allowed under the applicable rules and regulations which would not result in variable accounting treatment to the Company.

        3.    Other Agreements.

  (a)
  While employed by the Company or any of its subsidiaries and until December 31, 2003 (the "Restricted Period"), the Executive will not, directly or indirectly, actively solicit for employment by other than the Company or its subsidiaries any person employed by the Company or its subsidiaries with the title of Senior Vice President or higher on the Executive's Position Change Date. During the Restricted Period, the Executive will not solicit customers of the Company whose business the Executive was previously involved with soliciting prior to the Position Change Date.

  (b)
  The Executive agrees to reasonably cooperate (including attending meetings) with respect to any claim, arbitral hearing, lawsuit, action or governmental or internal investigation relating to the conduct of the business of the Company or its affiliates. The Executive agrees to provide full and complete disclosure in response to any inquiry in connection with any such matters. The Company agrees to reimburse the Executive for his reasonable expenses incurred in connection with such cooperation.

  (c)
  Executive shall not intentionally make any public statements, encourage others to make statements or release information intended to disparage or defame the Company, any of its affiliates or any of their respective directors or officers. The Company shall cause its senior executives not to intentionally make, or cause or encourage others to make, any public statements or release information intended to disparage or defame the Executive's reputation, and the Company shall not take any such action on its own behalf. Notwithstanding the foregoing, nothing in this Section 3(c) shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction or as required by law.

  (d)
  The Company agrees to continue to maintain a directors and officers liability insurance policy covering the Executive with respect to his actions as an officer and director of the Company until such time as suits against the Executive are no longer permitted by law, to the extent such coverage is provided to any active or past directors' or officers'; and shall continue to indemnify the Executive to the fullest extent permitted by law with respect to his actions as an officer and director of the Company.

        4.    General Release and Waiver.    (a) The Executive hereby releases, remises and acquits the Company and all of its affiliates, and their respective officers, directors, shareholders, members, agents, executives, consultants, independent contractors, attorneys, advisers, successors and assigns, jointly and severally, from any and all claims, known or unknown, which the Executive or the Executive's heirs, successors or assigns have or may have against any of such parties arising on or prior to the date of this Agreement and any and all liability which any of such parties may have to the Executive, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to all contractual claims and any claims under the Age Discrimination in Employment Act, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981 or any other Federal, State or local law and any workers' compensation or disability claim under any such law. This release relates to claims arising from and during the Executive's employment relationship with the Company or as a result of the termination of such relationship. The Executive further agrees that the Executive will not file or permit to be filed on the Executive's behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with the Executive's right to file a charge with the Equal Employment Opportunity Commission in connection with any claim he believes he may have against the Company. However, by executing this Agreement, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the Equal Employment Opportunity Commission or any State human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any State human rights commission on the Executive's behalf. This release is for any relief, no matter how denominated, including but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. This release shall not apply to any obligation of the Company pursuant to this Agreement, any benefit to which the Executive may be entitled under any tax qualified pension plan of the Company or its affiliates, deferred compensation and other nonqualified plans, COBRA continuation coverage benefits or any other similar benefits required to be provided by law, any rights in the nature of indemnification which the Executive may have with respect to claims against the Executive relating to or arising out of his employment with the Company or any rights that the Executive may have to obtain contribution in the event of the entry of judgment against him as a result of any act or failure to act for which both the Executive and the Company or any of its affiliates are jointly responsible.

  (b)
  The Executive acknowledges that the agreements of the Company hereunder are being provided in consideration of the foregoing release and that the Executive may not otherwise be entitled to certain of the benefits described herein. The Executive agrees not to make any claim or take any position inconsistent with the preceding sentence.

  (c)
  The Company hereby releases, remises and acquits the Executive and his successors, heirs and advisers, jointly and severally, from any and all claims, known or unknown, which the Company or its affiliates, successors or assigns have or may have against any of such parties arising on or prior to the date of this Agreement and any and all liability which any of such parties may have to the Company, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to all contractual claims and any claims under law. The Company further agrees that the Company will not file or permit to be filed any such claim. This release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, compensatory damages or punitive damages. This release shall not apply to any obligation of the Executive pursuant to this Agreement, any rights that the Company or its affiliates may have to obtain contribution in the event of the entry of judgment against the Company or any such affiliate as a result of any act or failure to act for which both the Executive and the Company or such affiliate are jointly responsible or any obligations of the Executive to the Company and its affiliates relating to extensions of credit and other financial services provided by the Company and its affiliates to the Executive.

  (d)
  The Company and the Executive further acknowledge that, given that the Executive is a California resident, they waive all rights under California Civil Code section 1542 and any similar law in any other state. They recognize that Section 1542 states: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." The Company and the Executive are aware of this section and hereby expressly waive and relinquish all rights and benefits they may have pursuant to this section as well as any other statutes or common law principles of similar effect.

        5.    No Admission.    This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Company or its affiliates or Executive.

        6.    Heirs and Assigns.    The terms of this Agreement shall be binding on the parties hereto and their respective successors and assigns.

        7.    Confidentiality.    (a) For the period during which this Agreement has not been publicly disclosed by the Company, the Executive agrees to keep in full confidence all information concerning this Agreement, except (i) to the extent disclosure is or may be required by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, (ii) to the extent disclosure to the Executive's legal counsel and personal financial advisors is reasonably necessary in connection with Executive's consideration of the terms of this Agreement or Executive's personal financial dealings and (iii) to members of his immediate family.

  (b)
  The Company agrees to keep in full confidence all information concerning this Agreement, except (i) to the extent disclosure is or may be required by the Company or any of its affiliates by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order the Company or its affiliate to divulge, disclose or make accessible such information, (ii) to the extent disclosure to the legal counsel and auditors by the Company or its affiliates is reasonably necessary and (iii) to those persons within the Company and its affiliates who, as reasonably determined by the Company, must know about it in carrying out their duties.

  (c)
  The Executive and the Company acknowledge and agree that each shall be entitled to enforce specifically the covenants in this Section 7 and in Section 3 by seeking an injunction to prevent violation thereof in addition to any other remedies available at law or in equity.

        8.    General Provisions.    (a) This Agreement constitutes the entire understanding of the Company and the Executive with respect to the subject matter hereof and supersedes all prior understandings, written or oral, with respect thereto but shall be without prejudice to any of the Executive's rights pursuant to the Company's benefit plans. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of the Company or the Executive to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. The Company's obligations pursuant to Section 2 are absolute as of the date hereof and shall not be subject to any set-off or counterclaim.

  (b)
  This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of California. The Company and the Executive irrevocably and unconditionally submit to the exclusive jurisdiction of the state or federal court in the City and County of San Francisco, California for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement and each party agrees that any such suit, action or other proceeding shall be heard without a jury and hereby waives any right to a trial by jury in connection therewith.

  (c)
  The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

  (d)
  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

All notice, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or when received by facsimile or overnight express to the party to whom such notice is being given as follows:

      As to the Executive:
              Les Biller
              10325 Greendale Dr.
              Los Angeles,CA 90077

      As to the Company:
              Pat Callahan
              Wells Fargo & Co.
              12th floor 420 Montgomery St.
              San Francisco, CA 94104

Either party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.

  (f)
  The Company represents and warrants to the Executive that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and that all corporate action required to be taken by the Company for the execution, delivery and performance of this Agreement has been duly and effectively taken. The Company acknowledges that the Executive has relied upon such representations and warranties in entering into this Agreement.

  (g)
  All payments and benefits payable pursuant hereto shall be paid subject to all required tax withholdings.

        9.    Knowing and Voluntary Waiver.    The Executive acknowledges that, by the Executive's free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby.

        The Executive understands that he may consider whether to agree to the terms contained herein for a period of twenty-one days after the date hereof. The Executive acknowledges that he has been advised by his counsel, Wachtell, Lipton, Rosen & Katz, who drafted this Agreement, prior to executing this Agreement.

        This Agreement will become effective, enforceable and irrevocable at 5 p.m. (eastern time) on the seventh day after the date on which it is executed by the Executive (the "Effective Time"). During the seven-day period prior to the Effective Time, the Executive may revoke his agreement to accept the terms hereof by notifying the Company of his intention to revoke. If the Executive exercises his right to revoke hereunder, he shall forfeit his right to receive any of the benefits provided for herein.

        IN WITNESS WHEREOF, the parties have set their hands as of the day and year first above written.

WELLS FARGO & COMPANY
By	/s/ P. R. CALLAHAN
By	/s/ LES BILLER Les Biller

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SEPARATION AGREEMENT